Exhibit 8.1

ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA	AUSTIN	LONDON
HOUSTON, TEXAS	BEIJING	MOSCOW
77002-4995	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 713.229.1234	DUBAI	RIO DE JANEIRO
FAX +1 713.229.1522	HONG KONG	RIYADH
BakerBotts.com		WASHINGTON

April 1, 2014

Enable Midstream Partners, LP

One Leadership Square

211 North Robinson Avenue, Suite 950

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We have acted as counsel to Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 28,750,000 common units representing limited partner interests in the Partnership, up to 25,000,000 common units of which are being offered by the Partnership (the “Partnership Units”) and up to 3,750,000 common units of which are being offered by the selling unitholder(s) named in an underwriting agreement in substantially the form filed as Exhibit 1.1 to the Registration Statement (as defined below), subject to the underwriters’ option to purchase additional common units (the “Selling Unitholder Units” and, together with the Partnership Units, the “Common Units”), as set forth in the Prospectus (the “Prospectus”) forming part of the Registration Statement on Form S-1 (File No. 333-192542), as amended (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”). In connection therewith, we prepared the discussion set forth under the caption “Material Federal Income Tax Consequences” in the Prospectus (the “Discussion”).

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of (i) the Partnership’s and its general partner’s statements, covenants, and representations contained in the Registration Statement, (ii) a representation letter provided to us by the Partnership in support of this opinion, and (iii) other information provided to us by the representatives of the Partnership.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm and this opinion in the Discussion and under the caption “Legal Matters” in the Prospectus. We further consent to the incorporation by reference of this opinion and consent to any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Common Units. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.